Exhibit 15

May 5, 2016

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated May 5, 2016 on our review of interim financial information of Alcoa Inc. and its subsidiaries (Alcoa) for the three-month periods ended March 31, 2016 and 2015 and included in Alcoa’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-197371 and 333-201055) and Form S-8 (Nos. 333-32516, 333-106411, 333-128445, 333-146330, 333-153369, 333-155668, 333-159123, 333-168428, 333-170801, 333-182899, 333-189882, 333-205829, 333-203275, 333-209772, and 333-209777).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania